Exhibit 99.1

March 3, 2010

Dear Investor:

We would like to take this opportunity to provide you with the 2009 estimated net asset value (NAV) for the Wells Mid-Horizon Value-Added Fund I, LLC. As you may recall, our offering memorandum requires that we provide an estimate of the NAV of the Fund, based on an appraisal of its real estate assets, as well as other assets and liabilities as of December 31, 2009.

Our valuation is based on an independent appraisal process that meets the requirements of our offering documents. We engaged Integra Realty Resources, one of the largest commercial real estate valuation and consulting firms, to provide a complete appraisal of our first two acquisitions - 6000 Nathan Lane and 3000 Park Lane. The other two assets - 330 Commerce Street and Parkway at Oak Hill - were valued internally by our asset management staff. Our internal valuation, including both our methodology and value conclusions, were reviewed by PricewaterhouseCoopers LLP, an industry leader in valuation and appraisal management services.

As you might expect given the current market and economic conditions, coupled with changes in the properties' current and projected occupancies, the individual property values reflected a broad range of increase or decline when compared with our investment basis (i.e., purchase price plus invested capital). These results are summarized as follows:

6000 Nathan Lane has experienced a decline in value because its occupancy rate will drop to 44% in May when Brocade's existing lease expires and the company will reduce their occupancy in the building. The decline in value was mitigated somewhat by the seven-year lease renewal we completed with Brocade in late 2009.

3000 Park Lane reflects a nice increase in value as a result of the lease extension executed with CIGNA through January 2020 and the capital improvements we have made at the property.

330 Commerce Street has seen a decline in value since we have not yet leased the building's vacant floor, and CMT's lease expires in just over three years (May 2013).

Parkway at Oak Hill exhibits competing influences on its value when compared with acquisition. We have made significant strides by increasing the property's occupancy from 0% to 35% and continuing to show momentum on the leasing front. However, the property's current occupancy places it in the "value-add" segment of the capital markets, and these assets are not being favorably priced. As a result, the concluded value is down slightly from our total investment.

Continued on Reverse

In total, our gross real estate asset value is down 12% from our total investment. Our property values have been negatively impacted by overall market conditions, including both the capital markets for commercial real estate and the supply/demand fundamentals for office space. However, the significant leasing accomplishments by the Fund over the past two years have had a positive impact to the value.

We also would like to reaffirm our confidence in the properties we own. Our leasing successes to date are evidence of the quality of these assets and their competitive standing within their local markets. We believe that there is upside potential in their values through further leasing activity and recovery in the real estate capital markets.

Based on these valuations, and including others assets and liabilities of the Fund, the NAV is approximately $41.6 million, or an average of $803 per share. It is important to note, however, that each individual shareholder's NAV per share will vary from this average based on the time in which the shareholder invested.

We are working very hard to manage these assets to their highest performance level. If you have any questions, please feel free to contact our Client Services Department at 800-557-4830.

Sincerely,

/s/ Kevin Hoover

Kevin Hoover

President

Wells Investment Management Company

Risk Factors

We have a limited operating history; therefore, there is no assurance that we will meet the Fund's targeted investment performance. Many dynamic variables exist that are beyond our control, which will impact the investor's realized return. Please note that there are uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. The information contained herein may be confidential and/or legally privileged. It has been sent for the sole use of the intended recipient(s). If the reader of this correspondence is not the intended recipient, you are hereby notified that any unauthorized review, use, distribution, or copying of this communication, or any of its contents, is strictly prohibited. If you have received this communication in error, we kindly request that you destroy all copies.

Wells Real Estate Funds, Inc., is affiliated with Wells Investment Securities, Inc. - Distributor - Member FINRA/SIPC.